EXHIBIT 99.1

INTERNATIONAL PAPER PLAZA

400 ATLANTIC STREET

STAMFORD, CT 06921

News Release

International Paper agrees to sell 5.1 million acres of U.S. forestland for approximately $6.1 billion

IP estimates total transformation proceeds could reach $11 billion

STAMFORD, Conn. — April 4, 2006 — International Paper (NYSE: IP) today announced definitive agreements with two separate investor groups under which it will sell a total of approximately 5.1 million acres of forestlands for aggregate proceeds of approximately $6.1 billion. The sale of forestlands is part of International Paper’s previously announced transformation plan to focus on uncoated papers and industrial and consumer packaging.

Under one of the agreements announced today, International Paper will sell approximately 3.8 million acres of forestlands located across the southern U.S. and 440,000 acres in Michigan to an investor group led by Resource Management Service, LLC (RMS) for approximately $5 billion in cash and notes at closing. Under a separate agreement, International Paper will sell approximately 900,000 acres of forestland in Louisiana, Texas and Arkansas to an investor group led by TimberStar for approximately $1.1 billion in cash and notes at closing.

Upon closing these sales and the sales to conservation groups that were announced last week, International Paper will have sold 5.4 million acres, or approximately 85 percent, of its U.S. forestland holdings, and will have realized proceeds of approximately $6.5 billion. The company believes these combined transactions represent the largest private forestland sale in U.S. history.

“These agreements for the sale of forestlands at very attractive valuations are important steps forward in our plan to increase our focus and improve returns to shareowners,” said John Faraci, International Paper chairman and chief executive officer. “The strong value achieved is a testament to the expertise of our forest resources team and their excellent management of the forestlands. As we transition much of our forestland to new ownership, we continue to demonstrate our commitment to sustainable forestry and environmental conservation. The agreements we have negotiated will ensure this fiber will continue to come from sustainably managed forestlands.”

Because of the size and scope of these transactions and the extensive title work involved in completing them, International Paper expects to receive a portion of the proceeds in the third quarter, with the bulk of proceeds arriving in the fourth quarter of this year. The gain on these sales will be dependent upon the final amount of proceeds and costs at closing, with the timing of gain recognition to be determined by the accounting treatment of the forestland sales transactions and the fiber supply agreements.

Sale of 4.2 million acres to RMS

RMS led negotiations for the 4.2 million-acre purchase on behalf of an investor group comprising RMS, Atlanta-based Forest Investment Associates, and other investors. The agreement with this group includes a 20-year fiber supply agreement for International Paper’s pulp and paper mills in the South, a 10-year fiber supply agreement on the Michigan forestlands for IP’s coated paper facilities in the region, and a 10-year fiber supply agreement for IP’s wood products facilities, all at market prices. Under the terms of the agreement, the forestlands will continue to be managed and third-party certified under the requirements of the Sustainable Forestry Intitiative® (SFI®) Standard.

“We are very happy with the outcome of our negotiations with International Paper,” said Bruno F. Fritschi, RMS president and CEO. “This is a very complex transaction, and we worked very hard to satisfy IP’s requirements while meeting the investment needs of our clients and partners. In addition to a premier forestland portfolio, we saw a lot of leadership and talent among the professional foresters who have managed these lands.”

Sale of 900,000 acres to TimberStar

The agreement with TimberStar includes a 50-year fiber supply agreement for IP’s pulp and paper mills, and a 30-year fiber supply agreement for IP’s wood products facilities, both at market prices. These forestlands will also continue to be managed and third-party certified under the requirements of the SFI Standard.

“We are excited about the relationship with International Paper, one of the world’s largest and most experienced forest products companies,” said Jerry Barag, managing director of TimberStar. “IP’s excellent stewardship of these lands over the last half century made this an especially compelling opportunity for our company. This transaction, with its combination of prime forestlands and significant, long-term supply agreements, diversifies and extends the TimberStar franchise into the epicenter of one of the most sought after regions of the U.S. forest products industry. We are confident that this will be a strong and mutually beneficial relationship between International Paper and TimberStar.”

Commenting on the sale agreements with RMS and TimberStar, David Liebetreu, vice president of forest resources for International Paper, said, “We are very pleased with the terms of both agreements, which allow us to capture about 20 percent of our annual softwood fiber requirements from these lands for our pulp and paper facilities, which is only slightly lower than our historic levels. In addition, the agreements we have negotiated ensure the lands will be sustainably managed and we will have no interruptions in this important segment of our supply chain.”

There are approximately 1,300 forest resources professionals employed in overseeing these lands. Some will continue to manage the lands under the new ownership.

Other Assets and Forestlands

International Paper is still exploring the sale of approximately 300,000 acres, principally in New York. IP’s remaining acreage, approximately 830,000 acres primarily in the South, will be retained by the company and some may be later sold to maximize the value of the land.

The table below reconciles announced and potential land sales and retained acreage against IP’s total forestland ownership as of Dec. 31, 2005.

	Acres (000s)	Estimated Value* (MMs)
Announced Land Sales
The Nature Conservancy, The Conservation Fund (Southern U.S.)	218	300
The Nature Conservancy (Wisconsin)	69	83
Resource Management Service
Southern U.S.	3,770	5,000
Michigan	440
TimberStar (Louisiana, Texas, Arkansas)	900	1,100

Total Announced Land Sales	5,397	$6,483

Acreage Remaining to Be Sold	300

Total Near-Term Sales Expected	5,697

Acreage Retained by IP
Acreage Retained by IP (12/31/05)	700
Facilities Land, Expiring Leases	130

Total Acreage Retained by IP	830

Total IP Land Ownership (12/31/05)	6,527

*	subject to adjustments prior to closing

Increased Proceeds Estimate

In July 2005, International Paper announced a three-part transformation plan to improve returns, strengthen the balance sheet and return cash to shareowners. The plan includes focusing the company’s portfolio on two key platform businesses; improving shareowner returns through mill realignments and additional cost improvements in those businesses; and exploring options, including sale or spin-off, for other businesses. The sale of the U.S. forestlands is the second significant step in the transformation process, following the sale of the company’s majority interest in Carter Holt Harvey Limited in late 2005.

At the time of the initial announcement in July, International Paper estimated after-tax proceeds from potential divestitures would be in the range of $8 billion to $10 billion. Assuming that the forestland sales announced today are completed as contemplated, it is likely that total proceeds will be higher than the company’s original estimates, potentially as high as $11 billion or more, provided that proceeds from other potential divestitures are generally in the range previously expected (this assumes land sales totaling 5.7 million acres).

International Paper remains committed to its previously announced balanced use of the $8 billion to $10 billion in proceeds; with 40 to 50 percent for debt repayment, 25 to 30 percent for returning value to shareowners, and 20 to 25 percent for some selective reinvestment. The company expects to communicate details of its plans for returning value to shareowners by the end of July 2006.

About International Paper

Headquartered in the United States, International Paper (NYSE: IP) businesses include paper, packaging and forest products. As one of the largest private landowners in the world, IP professional foresters and wildlife biologists manage its forests with great care in compliance with the rigorous standards of the Sustainable Forestry Initiative® program. The SFI® program is an independent forest certification system that ensures the perpetual planting, growing and harvesting of trees while protecting biodiversity, wildlife, plants, soil, water and air quality. The company also has a long-standing policy of using no wood from endangered forests. www.internationalpaper.com

About Resource Management Service

Founded in 1950, RMS is an independent timberland investment management firm that manages forest investments in the U.S. South on behalf of private clients and institutional investors. RMS is based in Birmingham, Ala., with forestry offices across the South. www.resourcemgt.com

About TimberStar

TimberStar is a new timber and timberland company founded with a singular objective: to provide flexible financial and operational solutions to owners of timberland in the U.S. and Canada. TimberStar combines proven expertise in timberland investment and operations with the significant financial resources of a multi-billion-dollar publicly traded specialty finance company. www.timberstar.com

This press release may contain forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) the ability of the parties to successfully consummate the transactions contemplated by the sale agreements without a purchase price adjustment; (ii) the successful fulfillment (or waiver) of all conditions set forth in the sale agreements; (iii) the successful closing of the transactions within the estimated timeframes; (iv) the ability of the Company to monetize the non-cash portion of the sale proceeds; and (v) with the respect to the Company’s transformation plan, the ability of the Company to successfully negotiate satisfactory sale terms for assets that are contemplated for sale but are not currently under contract. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

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Contacts:

For International Paper: Media: Amy Sawyer, 901-419-4312; Investors: Darial Sneed, 203-541-8541 or Brian Turcotte, 203-541-8632; for additional media resources, please visit www.internationalpaper.com and click on the “Media” tab.

For Resource Management Service: Bruno Fritschi, President & CEO, 205-980-7315

For TimberStar: Jerrold Barag, Managing Director, 678-339-2072